EXHIBIT 99.1

Innovation Pharmaceuticals Announces Non-Binding Term Sheet Signed with Global Pharmaceutical Company to Develop and Commercialize Brilacidin for the Treatment of Ulcerative Proctitis/Ulcerative Proctosigmoiditis

BEVERLY, MA – May 16, 2019 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, is pleased to report that the Company has signed a non-binding term sheet with a global pharmaceutical company to develop and commercialize locally-administered Brilacidin (e.g., foam, enema, gel), on a worldwide basis, for the treatment of Ulcerative Proctitis/Ulcerative Proctosigmoiditis.

The non-binding term sheet also includes a Right of First Refusal for rights to Brilacidin for the treatment of more extensive forms of Inflammatory Bowel Disease, such as Ulcerative Colitis and Crohn’s Disease, and a Right of First Negotiation for rights to Brilacidin in other Gastrointestinal (GI) indications.

Completion of the transaction, as specified in the non-binding term sheet, is subject to further negotiation and execution of a definitive agreement. If the definitive agreement is reached and signed, the Company anticipates that it would receive an upfront payment, plus potential additional regulatory and commercial milestone payments, as well as royalties.

About Brilacidin for IBD

Inflammatory Bowel Disease (IBD) is a hard-to-treat, chronic, autoimmune condition that affects approximately 10 million people worldwide, including 3 million people in the U.S., with 70,000 newly diagnosed cases each year. World IBD Day occurs on May 19, every year, to raise awareness about this common condition. The overall GI market sector is estimated to grow from $35.7 billion in 2015 to $48.4 billion by 2022. Brilacidin is being developed as a novel, non-corticosteroid, non-biologic treatment, with formulation plans including oral tablets for Ulcerative Colitis and Crohn’s Disease, and foam and/or gel for mild-to-moderate Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), two types of IBD. As released previously, a majority of patients treated with Brilacidin administered via retention enema achieved Clinical Remission (Modified Mayo scoring) in a Phase 2, open-label, Proof-of-Concept (PoC) clinical trial evaluating Brilacidin for UP/UPS. In addition, mucosal healing was evidenced by endoscopic review, an increasingly important measure toward establishing a drug’s efficacy. In late 2018, the Company presented a scientific poster—Brilacidin for Inflammatory Bowel Disease (available for download here, pdf)—at the inaugural “IBD Innovate 2018” conference, hosted by the Crohn’s & Colitis Foundation. Brilacidin may be particularly beneficial in treating IBD due to: 1) its ability to inhibit Phosphodiesterase 4 (PDE4), which is being pursued as a novel therapeutic avenue in IBD; and 2) its potential to compensate for defensin deficiencies that are implicated in the pathogenesis of IBD.

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About Innovation Pharmaceuticals

Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. The Company plans to advance Brilacidin oral rinse into Phase 3 development, subject to available financial resources. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infections. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations and has successfully completed a Phase 2 trial in ovarian cancer. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning the future execution of a definitive agreement with a global pharmaceutical company and the anticipated terms thereof, our future drug development plans, other statements regarding future product developments, and markets, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock under securities purchase agreements; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

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